Exhibit 10.1
THIRD AMENDMENT TO
TRANSACTION AGREEMENT
This Third Amendment to the Transaction Agreement (this “Amendment”), dated May 25, 2016, is by and among The Procter & Gamble Company, an Ohio corporation (“Parent”), Galleria Co., a Delaware corporation (“SplitCo”), Coty Inc., a Delaware corporation (“Acquiror”), and Green Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and amends that certain Transaction Agreement, dated July 8, 2015 and amended August 13, 2015 and February 19, 2016, by and among Parent, SplitCo, Acquiror and Merger Sub (the “Agreement”) and certain deliveries to be made thereunder, all as contemplated by Section 10.06 of the Agreement. The capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I
AMENDMENTS
Section 1.1    Closing.

a.	Section 2.06 of the Agreement is hereby deleted in its entirety and replaced with:
Closing of the Merger. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) will take place at Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), unless another date or place is agreed to in writing by Parent and Acquiror. The date on which the Closing occurs is referred to as the “Closing Date.” For accounting purposes, the Closing will be deemed to have occurred (a) as of 11:59:59 pm local time on the Closing Date if the Closing Date is the last Business Day of a month, (b) as of 12:00:01 am local time on the Closing Date if the Closing Date is the first Business Day of a month, or (c) as of such time as the Parties may mutually agree in good faith if the Closing Date is not the first or last Business Day of a month.

b.	The definition of “Cut-Off Date” in the Agreement is hereby deleted in its entirety and replaced with:

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“Cut-Off Date” means the date that is the last Business Day of the month that is the month prior to the month in which the anticipated Closing Date occurs (for example, if the Closing Date is expected to be June 30, 2016, then the Cut-Off Date would be May 31, 2016); provided, however, that if the Cut-Off Date would be less than 25 days prior to the Closing Date, then the Cut-Off Date will be the date that is the last Business Day of the month that is two months prior to the month in which the anticipated Closing Date occurs (for example, if the Closing Date is expected to be August 15, 2016, then the Cut-Off Date would be June 30, 2016).

c.	Section 5.21(e) of the Agreement is hereby deleted in its entirety and replaced with:
Transfer of Accounts Receivable. Prior to the Closing, Parent will cause (i) all accounts receivable that are either (A) primarily related to the Galleria Business and held by SplitCo or any Galleria Entity or (B) primarily related to the Salon Professional Business and (ii) all other rights to payment and security for payments to the extent they relate to the Galleria Business to be held by a member of the Galleria Group.
Section 1.2    Use of Parent Names and Marks.

a.	Section 5.17 to the Agreement is hereby amended so as to replace “for the six-month period following the Closing Date (the “Transition Period”)” with “for the Transition Period.”

b.	Article XI to the Agreement is hereby amended so as to add the following defined term:
“Transition Period” means (a) with respect to 50% of the product volume of the Galleria Business, the six-month period following the Closing Date, and (b) with respect to the remaining 50% of the product volume of the Galleria Business, the 12-month period following the Closing Date.
Section 1.3    Diamond Technology.

a.	Section 5.29 of the Agreement is hereby deleted in its entirety and replaced with:
[RESERVED]

a.	The definitions “Diamond Technology” and “Substitute Diamond Technology” in the Agreement are hereby deleted in their entirety.

b.	Item 4 under the “Caldera” heading on Schedule 1.05(b)(i) to the Agreement is hereby amended so as to reflect the below deletion:

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~~Substitute~~ Diamond Technology
Section 1.4    Amendment to Parent Shared Technology License Agreement (Exhibit N-1). Exhibit N-1 to the Agreement is hereby amended by deleting Exhibit N-1 in its entirety and replacing it with Exhibit N-1 to this Amendment.
Section 1.5    Non-Compete. Section 5.30(b) of the Agreement is hereby amended to add the following as a new clause (v):

(v)	the sourcing and application of any cosmetic products marketed under the SK-II brand to be applied to consumers only at SK-II counters during a consultation process.
Section 1.6    Liquid Whistle.

a.	The Disclosure Schedules to the Agreement are hereby amended by deleting the following in its entirety from Schedule 1.05(b)(ii) to the Agreement:
“Liquid Whistle Technology: the Liquid Whistle Patents listed on Attachment 4-C to this Schedule 1.05(b)(ii), together with all Trade Secrets and Copyrights owned by a member of the Parent Group and necessary to manufacture a product covered by a claim of the Liquid Whistle Patents, including the Technology and tangible assets associated with the tangible assets removed from at Caldera Facilities or modifications made to tangible assets at Caldera Facilities.”

b.	The Disclosure Schedules to the Agreement are hereby amended by adding the following to Schedule 1.05(b)(i) to the Agreement under the “Caldera,” “IP Related Assets” headings.
8. Liquid Whistle Technology: the Liquid Whistle Patents listed on Attachment 4-C to this Schedule 1.05(b)(i), together with all Trade Secrets and Copyrights owned by a member of the Parent Group and necessary to manufacture a product covered by a claim of the Liquid Whistle Patents.

c.	Attachment 4-C to Schedule 1.05(b)(ii) to the Agreement is hereby renamed Attachment 4-C to Schedule 1.05(b)(i).

d.	The Parent Disclosure Letter to the Agreement is hereby amended by removing the following in its entirety from Section 5.01(a) of the Parent Disclosure Letter:
“Equipment relating to Liquid Whistle color manufacturing technology will be excluded and removed from the Rothenkirchen, Germany, Mariscala, Mexico facilities and any other Caldera Facility.”

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Section 1.7    Certain Excluded Assets.

a.	The Agreement is hereby amended to add the following as a new Section 5.31:
5.31 Certain Excluded Assets. Parent will use Commercially Reasonable Efforts to sell its facility in Sarreguemines, France and Ondal S.a.r.l., a French company wholly-owned by Parent, to a third party prior to the Business Transfer Time (the “French Plant Sale”). In connection with the French Plant Sale, Parent will enter into (1) a contract manufacturing agreement for the manufacture of the products of the Galleria Business made at the Sarreguemines, France facility, which agreement will be assignable to SplitCo, and (2) a contract manufacturing agreement for the manufacture of the Parent Group’s non-Galleria Business products. After the consummation of the French Plant Sale, if applicable, Parent will assign the contract manufacturing agreement for the products of the Galleria Business to SplitCo at the Business Transfer Time.

b.
Upon and subject to the consummation of the French Plant Sale, the Disclosure Schedules to the Agreement will automatically be amended to remove the following in its entirety from Attachment 1-C to Schedule 1.05(a)(iii) to the Agreement:

Ondal Sarreguemines Plant / Warehouse	Plant	2, rue Denis Papin Terrain Industriel / B.P. 305 Sarreguemines 57201 France	Own

c.
Upon and subject to the consummation of the French Plant Sale, the Disclosure Schedules to the Agreement will automatically be amended to remove the following in its entirety from Schedule 1.05(a)(iv) to the Agreement:

Ondal France S.a.r.l.	France

d.
Upon and subject to the consummation of the French Plant Sale, the Disclosure Schedules to the Agreement will automatically be amended to remove the following in its entirety from Schedule 1.05(a)(xix) to the Agreement:

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Ondal France S.a.r.l.	EUR	France	Disbursement	xxxxxxx7009	Citibank
	EUR	France	Payroll	xxxxx7017	Citibank
	EUR	France	Payroll	xxxxxxx2702	HSBC

Section 1.8    Certain Galleria Entities.

a.	The Disclosure Schedules to the Agreement are hereby amended to add the following to Schedule 1.05(a)(iv) to the Agreement:

P&G Prestige Products NV	Belgium
P&G Prestige Products Limited	United Kingdom
LLC Capella	Russia
Cosmetic Suppliers Pty Ltd, trading as Wella Australia	Australia
Greshem Cosmetics Pty Ltd	Australia

Section 1.9    Certain Trademarks. The Disclosure Schedules to the Agreement are hereby amended to add the Trademarks set forth on Attachment A to this Amendment to Schedule 1.05(b)(ii) to the Agreement and, to the extent set forth on Schedule 1.05(a)(vii) or any Attachment thereto, to remove the Trademarks set forth on Attachment A from Schedule 1.05(a)(vii) or any Attachment thereto.
Section 1.10    Certain Domain Names. The Disclosure Schedules to the Agreement are hereby amended to add the Domain Names set forth on Attachment B to this Amendment to Attachment 3-C to Schedule 1.05(a)(vii) to the Agreement.
Section 1.11    Galleria Facilities.

a.	The Disclosure Schedules to the Agreement are hereby amended to delete the following from Attachment 1-C to Schedule 1.05(a)(iii) to the Agreement:

Wella/Londa Moscow Office	Office	B. Trekhgornyi pereulok 1 Buildings 1 and 6 Moscow 123022 Russian Federation	Lease

b.	The Disclosure Schedules to the Agreement are hereby amended to add the following to Schedule 1.05(b)(i) to the Agreement:
The 13th, 14th and 15th floor in the Centro Lido building, Caracas, Venezuela, which are owned by the Parent Group.

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Section 1.12    Inventory Build-Ups.

a.	Section 5.21(f)(iv) is hereby deleted in its entirety and replaced with:
“(iv) establish for the Galleria Entities an accumulation of inventory of all Products incorporating or manufactured using any of the Excluded Technologies set forth on Section 5.21(f) of the Parent Disclosure Letter that will not be licensed (other than pursuant to a sell-off license) to SplitCo following the Closing, which accumulation (A) with respect to item 1 on Section 5.21(f) of the Parent Disclosure Letter, is sufficient to meet

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sales of such Products for 12 months after the Closing Date, and (B) with respect to items 2 through 4 on Section 5.21(f) of the Parent Disclosure Letter, is sufficient to meet sales of such Products from the Closing through the 2016 holiday season, in each case, as measured by the average sales of such Products during the corresponding period in the three (3) years prior to Closing.”

b.	Section 5.21 is hereby amended so as to add a new Section 5.21(j) as follows:
(j) During the period between the Cut-Off Date and the Closing, in consultation with Acquiror, Parent will use its Commercially Reasonable Efforts to establish for the Galleria Entities a non-ordinary course accumulation of inventory of all Products of the Galleria Business. The Cut-Off Date Working Capital will include Parent’s good faith projection of the amount of such inventory that would be present as of the Closing Date.
Section 1.13    Adjustments to Recapitalization Amount.

a.	Section (g) of Schedule 1.09 is hereby amended so as to add the following text as a new clause (iii):
(iii)    The adjustments to the Recapitalization Amount described in clauses (i) and (ii) above shall occur on the date that is 12 Business Days prior to the Business Transfer Time.

b.	Working Capital Adjustment:

i.	Section 2.15(c) is hereby deleted in its entirety and replaced with the following:
In the event that Acquiror delivers an Acquiror Objection to Parent, Acquiror and Parent will refer the disputed items in the Acquiror Objection to the Chief Financial Officer of Parent and the Chairman of the Board of Acquiror (or their designees) to make a final written determination as to each then-remaining disputed item, which written determination will be final and binding on the Parties as to each such disputed item. Following receipt of an Acquiror Objection, each of the Parties will cause its respective officer or designee to negotiate in good faith to agree to the final written determination as to the then-remaining disputed items within two Business Days of Parent’s receipt of the Acquiror Objection (and, in any event, no later than the 4th Business Day prior to the Closing Date).

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ii.	Clause (iii) of Section 2.15(d) is hereby deleted in its entirety and replaced with the following:
“the date on which the Chief Executive Officer of Parent and Chairman of the Board of Acquiror make a final written determination with respect to any dispute relating to such Cut-Off Date Adjustment Statement pursuant to Section 2.15(c).”

c.	Section 5.27 is hereby amended so as to replace both instances of “prior to the Closing” with “no later than 12 Business Days prior to the Business Transfer Time.”

d.	Section 10.02(f) is hereby amended so as to replace “10th Business Day prior to the Closing Date” with “12th Business Day prior to the Business Transfer Time.”

e.	The last sentence in Item 3 of Section 1.05(a)(xiii) of the Parent Disclosure Letter is hereby deleted in its entity and replaced with:
Any amount of the Galleria Business DC Plan Assets which is not transferred to the Galleria Group’s applicable plan pursuant to the preceding sentence and is not reflected in the Cut-Off Date Adjustment Statement will either be deducted from the Recapitalization Amount or transferred by Parent to the Acquiror Group in cash as of 12 Business Days prior to the Closing Date, as determined by Parent in its sole discretion.

f.	Clause (ii)(B) in Item 4 of Section 1.05(a)(xiii) of the Parent Disclosure Letter is hereby deleted in its entity and replaced with:
(B) an amount equal to the Final DB Actuarial Liabilities in respect of ach Galleria Business DB Plan not described in clause (A), without interest or other earnings and losses, will be deducted from the Recapitalization Amount or transferred by Parent to the Acquiror Group in cash as of 12 Business Days prior to the Closing Date, as determined by Parent in its sole discretion.
Section 1.14    Credit Facility and Cash Distribution.

a.	Section 1.13(b) is hereby amended so as to replace “within seven days” with “within eight Business Days”.

b.	Section 1.13(c) is hereby amended so as to replace “within seven days” with “within eight Business Days”.
Section 1.15    UPC / EAN Codes.

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a.	Section 1.05(a) of the Agreement is hereby amended to add the following as a new sub-clause (xx):
(xx) the UPC, EAN and similar codes set forth on Section 1.05(a)(xx) of

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the Parent Disclosure Letter (the “Acquired Codes”).

b.	The Parent Disclosure Letter is hereby amended to add a new Section 1.05(a)(xx), as set forth on Attachment C hereto.

c.	The Agreement is hereby amended to add a new Section 5.21(k) as follows:
Parent will be permitted to use (and for any Retained Business, transfer such permission to use) the Acquired Codes set forth on Section 5.21(k) of the Parent Disclosure Letter (the “Shared Codes”) until the second anniversary of the Closing.

d.	The definition of “Excluded IP Assets” in Article XI of the Agreement is hereby amended to add “, other than the Acquired Codes,” at the end of clause (a).

e.	The Parent Disclosure Letter is hereby amended to add a new Section 5.21(k), as set forth on Attachment D hereto.
Section 1.16    Packaging. The Agreement is hereby amended to add a new Section 5.21(l) as follows:
Subject to the terms and conditions of this Section 5.21(l), Acquiror, on behalf of itself and its Affiliates as necessary, hereby grants to the Parent Group a limited, non-transferable, non-sublicensable, non-exclusive, royalty-free license, until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, to use the Acquiror Names and Marks in connection with preparation by the Parent Group of artwork files for use by the Acquiror Group in connection with the Galleria Business following the Closing. Notwithstanding the foregoing, Parent may sublicense the Acquiror Names and Marks to Third Parties providing services to the Parent Group in connection with this Section 5.21(l) (provided that Parent will remain responsible for the actions of such Third Parties). Parent, in consultation with Acquiror, will prepare or cause to be prepared artwork files for use by the Acquiror Group in connection with the Galleria Business following the Closing. If the Agreement is terminated pursuant to Article VIII, then Acquiror will promptly reimburse Parent for any costs, expenses or other liabilities incurred by the Parent Group in connection with preparation of such artwork files. For purposes of this Section 5.21(l), “Acquiror Names and Marks” means the name and mark “Coty” (in any style or design and any Trademark derived from, confusingly similar to or including any of the foregoing).
Section 1.17    Non-Compete.

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a.
Section 5.30(b)(i) of the Agreement is hereby deleted in its entirety and replaced with: “the operation of (x) any Restricted Business with respect to Covered Cosmetics Color Products in Brazil or (y) the Existing Parent Business;”

Section 1.18    Expatriate Employees.

a.	Section 6.04(g) of the Agreement is hereby deleted in its entirety and replaced with:
(g)    Expatriate Employees. Without limiting the generality of Section 6.04(b), with respect to Continuing Employees who, as of immediately prior to the Closing, receive specific expatriate payments or benefits from Parent or its Subsidiaries (an “Expatriate Package,” and each such employee, an “Expatriate Employee”), the terms and conditions of employment to be presented to each such Expatriate Employee pursuant to Section 6.02(b) will be consistent with one of subsections (i), (ii) and (iii) of this Section 6.04(g). The obligations of Acquiror and SplitCo pursuant to Section 6.04(a) will continue to apply in the case of any Expatriate Employee, provided that, where applicable, an Expatriate Employee’s primary place of employment after the transfer contemplated by subsection (i) or (iii) of this Section 6.04(g) will be deemed to be the Expatriate Employee’s “primary place of employment immediately prior to the Closing” for purposes of Section 6.04(a).

(i)    An offer made in accordance with this subsection will provide for the transfer, as soon as practicable following the Closing Date, of the Expatriate Employee’s primary place of employment to a location in his or her home country, provided that, during the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to maintain a comparable Expatriate Package for the Expatriate Employee until the Expatriate Employee is returned to his or her home country and to pay the costs of repatriation for such Expatriate Employee to the same extent and on the same terms as provided for in Acquiror’s relocation policies applicable to similarly-situated employees of Acquiror and its Affiliates (a “Repatriation Offer”).

(ii)    An offer made in accordance with this subsection will provide for the Expatriate Employee to be localized, as soon as practicable following the Closing Date, in the Expatriate Employee’s current host country pursuant to Acquiror’s localization policies applicable to similarly-situated employees of Acquiror and its Affiliates, provided that, during the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to maintain a comparable Expatriate

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Package for the Expatriate Employee until the Expatriate Employee is localized (a “Localization Offer”).

(iii)    An offer made in accordance with this subsection will provide

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for the transfer, as soon as practicable following the Closing Date, of the Expatriate Employee’s primary place of employment to a location in a new host country in which the Expatriate Employee will be localized pursuant to Acquiror’s localization policies applicable to similarly-situated employees of Acquiror and its Affiliates, provided that, during the Continuation Period, Acquiror and SplitCo will cause the Galleria Group to maintain a comparable Expatriate Package for the Expatriate Employee until such transfer and to pay the costs of such transfer to the same extent and on the same terms as provided for in Acquiror’s relocation policies applicable to similarly-situated employees of Acquiror and its Affiliates (a “Transfer Offer”).

In the case of an Expatriate Employee who accepts a Repatriation Offer, the requirements of Section 6.04(b)(i) and Section 6.04(d) (including the amount of any Compensation Gap) will be determined without regard to the Expatriate Employee’s Expatriate Package and as if the Expatriate Employee had been returned to his or her home country immediately prior to the Closing. In the case of an Expatriate Employee who accepts a Localization Offer, the requirements of Section 6.04(b)(i) and
Section 6.04(d) (including the amount of any Compensation Gap) will be determined after taking into account the Expatriate Employee’s Expatriate Package as part of the total direct compensation and employee benefits provided by Parent and its Subsidiaries immediately prior to the Closing. In the case of an Expatriate Employee who accepts a Transfer Offer, the requirements of Section 6.04(b)(i) and Section 6.04(d) (including the amount of any Compensation Gap) will be determined without regard to the Expatriate Employee’s Expatriate Package and as if the Expatriate Employee had been returned to his or her home country immediately prior to the Closing and will be determined in a manner that makes the Expatriate Employee whole (on a net after-Tax basis) for any variations in income tax treatment, cost of living and cost of housing between the employee’s former home country and new home/host country. In addition, with respect to any Expatriate Employee who rejects an offer of employment made pursuant to Section 6.02(b), any Liabilities arising from the resulting termination of such employee from employment with any member of the Parent Group or the Galleria Group will be Galleria Liabilities and will be the sole responsibility of Acquiror. Acquiror and SplitCo will be responsible for all costs and expenses arising from the rejection of such an offer of employment by an Expatriate Employee, including any costs arising from the recruitment and hiring of a new employee to fill that Expatriate Employee’s role. For clarity, in no event will SplitCo or Acquiror’s obligations under this Section 6.04(g) extend beyond the Continuation Period.

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b.	Article XI of the Agreement is hereby amended so as to add the following defined terms:
“Localization Offer” has the meaning set forth in Section 6.04(g).
“Repatriation Offer” has the meaning set forth in Section 6.04(g).
“Transfer Offer” has the meaning set forth in Section 6.04(g).

c.	Section 6.04(g) of the Parent Disclosure Letter is hereby deleted in its entirety.
Section 1.19    Galleria Business Acquired Plans. The Agreement is hereby amended to add Exhibit R, as set forth on Attachment D hereto, and Schedule 1.05(a)(xiii) of the Parent Disclosure Letter is hereby amended to delete paragraph 1 and replace it with the following:

a.	Acquiror or its Affiliates shall assume the Galleria Business Acquired Plans. The “Galleria Business Acquire Plans” shall be the plans set forth on Exhibit R to the Agreement.
ARTICLE II
MISCELLANEOUS
Section 2.1    Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as July 8, 2015, and any references in the Agreement to “the date first above written,” “the date of this Agreement,” “the date hereof” and similar references will continue to refer to July 8, 2015, including, without limitation, for purposes of Article II of the Agreement.
Section 2.2    Entire Agreement. This Amendment, together with the Agreement and the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

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Section 2.3    Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.04 (a), (b) and (c) (Governing Law; Jurisdiction; Waiver of Jury Trial), in each case, of the Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.
Section 2.4    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and sent pursuant to the requirements of Section 10.05 of the Agreement.
Section 2.5    No Third-Party Beneficiaries. This Amendment is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Amendment.
Section 2.6    Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Amendment.
Section 2.7    Counterparts. This Amendment may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first written above.
THE PROCTER & GAMBLE COMPANY

By: /s/ Christopher D. Rose
Name:    Christopher D. Rose
Title:    Director Global Business Development

[Signature Page to Third Amendment to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.
GALLERIA CO.
By: /s/ Matthew C. Loftus
Name:    Matthew C. Loftus
Title:    Vice President and Assistant Secretary

[Signature Page to Third Amendment to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.
COTY INC.
By: /s/ Jules P. Kaufman
Name:    Jules P. Kaufman
Title: Senior Vice President, Secretary and General Counsel

[Signature Page to Third Amendment to Transaction Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.
GREEN ACQUISITION SUB INC.
By: /s/ Jules P. Kaufman
Name:    Jules P. Kaufman
Title: Director

[Signature Page to Third Amendment to Transaction Agreement]